AMENDED AND RESTATED SCHEDULE A
TO THE CLASS B DISTRIBUTION PLAN
OF
FIRST INVESTORS EQUITY FUNDS
FIRST INVESTORS EQUITY FUNDS

Global Fund Special Situations Fund Total Return Fund Select Growth Fund Growth & Income Fund Opportunity Fund Equity Income Fund International Fund Schedule updated: January 31, 2019